Exhibit 5. 1

[Steelcase Inc. Letterhead]

January 18, 2019

Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508

Re:	Steelcase Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Assistant General Counsel and Assistant Secretary of Steelcase Inc., a Michigan corporation (the “Company”), and have acted as counsel to the Company in connection with the public offering of $450,000,000 aggregate principal amount of the Company’s 5.125% Senior Notes due 2029(the “Notes”) to be issued under the Indenture, dated as of August 7, 2006 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JP Morgan Trust Company, National Association), as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, I have examined and relied upon the following:

(a)          the registration statement on Form S-3 (File No. 333-229176) of the Company relating to debt securities of the Company filed on January 9, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)          the prospectus, dated January 9, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          the preliminary prospectus supplement, dated January 16, 2019 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

Steelcase Inc.
January 18, 2019

(d)          the prospectus supplement, dated January 16, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)          an executed copy of the Underwriting Agreement, dated January 16, 2019 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes;

(f)          an executed copy of the Indenture;

(g)          an executed copy of the Officers’ Certificate, dated January 18, 2019, establishing the terms of the Notes;

(h)          the global certificate evidencing the Notes registered in the name of Cede & Co. (the “Note Certificate”) in the form delivered by the Company to the Trustee for authentication and delivery;

(i)          a certificate, dated January 7, 2019, and bringdown thereof, dated January 18, 2019, from the Michigan Department of Licensing and Regulatory Affairs as to the existence and good standing of the Company;

(j)          a copy of the Company’s Second Restated Articles of Incorporation, as amended;

(k)          a copy of the Company’s bylaws, as amended and in effect as of the date hereof; and

(l)          copies of certain resolutions of the Board of Directors of the Company, adopted on December 15, 2005 and January 9, 2019, certain resolutions of the Subcommittee of the Board of Directors of the Company, adopted on July 14, 2006 and January 11, 2019, and certain resolutions of the Company’s Pricing Committee, adopted on January 16, 2019.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions stated below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

Steelcase Inc.
January 18, 2019

I do not express any opinion with respect to the laws of any jurisdiction other than the Michigan Business Corporation Act (the “MBCA”).  I do not express any opinion with respect to the law of any jurisdiction other than the MBCA or as to effect of any such non-opined on laws on the opinions herein stated.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Company is validly existing and in good standing under the MBCA, the Company has the corporate power and authority to execute, deliver and perform all of its obligations under the Note Certificate under the MBCA and to consummate the issuance and sale of the Notes contemplated thereby and the Note Certificate has been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the MBCA.

I hereby consent to the reference to my name under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. I also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Liesl A. Maloney

Liesl A. Maloney
Assistant General Counsel and Assistant Secretary